Exhibit 99.1

Second Quarter 2015 - Earnings Release

FOR IMMEDIATE RELEASE

From:	Nicole Williams

Uwharrie Capital Corp

704-991-1276

Date:	July 22, 2015

Albemarle, NC - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $515.8 million at June 30, 2015, versus $518.5 million at December 31, 2014.

Net income for the six month period ended June 30, 2015 was $1.3 million versus $1.1 million for the same period in 2014, a 18.18% improvement. For the six months ended June 30, 2015, net income available to common shareholders was $1 million or $0.14 per share compared to $840 thousand or $0.11 per share for June 30, 2014, a 27.27% improvement. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for the three-month period ended June 30, 2015, was $660 thousand versus $596 thousand for the same period in 2014, a 10.74% improvement. For the three months, ended June 30, 2015, net income available to common shareholders was $513 thousand or $0.07 per share compared to $449 thousand or $0.06 per share for June 30, 2014, a 16.67% improvement.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.

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